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                                                                 EXHIBIT 10.19

December 9, 1996


Mr. Mark Garrett
19664 Charters Avenue
Saratoga, CA  95070

Dear  Mark,

It is our pleasure to offer you employment with Documentum, Inc. as Vice President and Chief Financial Officer of Documentum, Inc., reporting to me. Your start date will be no later than Monday, December 30, 1997. You will be located in our Pleasanton office.

Your compensation program will be as follows:

Your base salary will be $14,166.67 per month. In addition, you will be eligible for a $40,000 annual Executive Bonus per the terms and conditions of our board-approved Executive Bonus Plan.

As an added incentive you will receive an option to purchase 100,000 shares of Documentum common stock subject to board approval. Your options will vest 18,750 shares at the end of the first full, continuous year of employment, and monthly for the next three years at a rate of 1,562 shares per month. In addition, you will be eligible to vest the remaining 25,000 shares of stock options at the end of your fifth full year of employment, or earlier upon achieving the following company financial milestones:

 .         Vesting of 6,250 shares when the company has achieved its first $25M revenue quarter, assuming you and the company are achieving our overall business objectives at that time.

 .         Vesting of an additional 6,250 shares when the company has achieved its first $50M revenue quarter, assuming you and the company are achieving our overall business objectives at that time.

 .         Vesting of an additional 6,250 shares when the company has achieved its first $75M revenue quarter, assuming you and the company are achieving our overall business objectives at that time.

 .         Vesting of an additional 6,250 shares when the company has achieved its first $100M revenue quarter, assuming you and the company are achieving our overall business objectives at that time.

Also, you will receive a $25,000 sign-on bonus. Should you voluntarily leave Documentum during your first year of employment, you will be required to reimburse the company for the sign-on bonus as described in the following schedule:

0 - 90 days       = 100%                  180 - 270 days  = 50%
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90 - 180 days   =   75%  270 - 365 days = 25%

Additionally, should your position be eliminated within the first 12 months of employment due to the acquisition or merger of another company, you will be provided with a severance package, including as a minimum, vesting of your stock options through the initial 12 month period according to the schedule outlined above.

You will be eligible to receive standard Documentum benefits as described in our Benefits Handbook which will be provided to you on your date of hire.
Documentum may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in our Benefits Handbook or otherwise communicated to you, in whole or in part, at any time, with or without notice.

In order to comply with the Immigration Reform and Control Act of 1986, you must be an American citizen or have the authorization to work in the United States. In either case, verification is required within 3 days of your date of hire. Please bring the appropriate documentation with you on your first day of employment.

We hope that this will be the beginning of a long and rewarding employment relationship. However, you are not being promised any particular term of employment. You are an employee at will and as such, you or Documentum may terminate your employment at any time, with or without notice and with or without cause. Neither this letter nor any of Documentum's plans or policies constitute an employment contract or a contractual commitment.

Throughout your employment, you will be expected to abide by all of the Company's policies and procedures, including those related to your officer role with the company. By accepting this offer, you represent that your employment with the Company will not violate any agreement or obligations that you may have with any third party, including prior employers. You agree not to make any unauthorized disclosure to the Company of, or use on behalf of the Company, any confidential information belonging to any third party, including your former employers. You represent that you do not possess any property containing a third party's confidential and proprietary information.

Of course, during your employment with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.
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In accordance with standard Documentum policy, this offer is contingent upon you: (a) completing and executing the enclosed employee confidential information agreement. (b) and returning this letter to Documentum.

This offer is in effect through Monday, December 16, 1996. Please indicate your acceptance in all respects by signing the attached employee confidential information agreement and returning this letter to me on or prior to December 16, 1996. I am looking forward to your accepting this offer and joining us in this exciting business venture. If you have any questions, please call.

Sincerely,



Jeffrey A. Miller
President and CEO
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By my execution of this letter, I accept the offer of employment (and all of the terms and conditions) above.

Please retain one copy for your records and return a fax copy to (510) 463-6850, attention Kristine Blagden, Human Resources Department.



Signature:
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Print Name:
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Date:
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Start Date:
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Internal e-mail address
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What log-in would you like?  ( Our standard is first initial, last name  --
"psmith" but not to exceed 8 letters)


Choice 1
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Choice 2
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Actual name on business card
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Please print below how you would like your name to appear on your business card.
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Please complete this page and fax it to (510) 463-6850, attention Kristine
Blagden, Human Resources Department.
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